                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ----------------------


                                  SCHEDULE 13D
                                 (RULE 13d-101)

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 5)

                                    AMFM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   001693 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 THOMAS O. HICKS
                         200 CRESCENT COURT, SUITE 1600
                               DALLAS, TEXAS 75201
                                 (214) 740-7300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                  JULY 13, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]




                         (Continued on following pages)

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 2
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            MR. THOMAS O. HICKS
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    4,038,139
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  56,962,861
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        4,038,139
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        56,962,861
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          61,001,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          29.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 3
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HM2/CHANCELLOR, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  13,127,402
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        13,127,402
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          13,127,402
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.3%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 4
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HM2/CHANCELLOR GP, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  13,127,402
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        13,127,402
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          13,127,402
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.3%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 5
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HM2/CHANCELLOR HOLDINGS, INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  13,127,402
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        13,127,402
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          13,127,402
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.3%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 6
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HM2/HMW, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  2,155,514
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,155,514
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,155,514
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 7
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HICKS, MUSE, TATE & FURST EQUITY FUND II, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  2,170,446
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,170,446
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,170,446
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 8
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HM2/GP PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  2,170,446
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,170,446
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,170,446
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 9
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HICKS, MUSE GP PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  2,170,446
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,170,446
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,170,446
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 10
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HICKS, MUSE FUND II INCORPORATED
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  2,170,446
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,170,446
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,170,446
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 11
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HM4 CHANCELLOR, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  8,713,000
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        8,713,000
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,713,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          4.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 12
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HICKS, MUSE FUND IV LLC
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  8,713,000
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        8,713,000
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,713,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          4.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 13
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            CAPSTAR BROADCASTING PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  30,198,013
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        30,198,013
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          30,198,013
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          14.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 14
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HM3/CAPSTAR PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  30,198,013
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        30,198,013
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          30,198,013
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          14.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 15
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HM3/CAPSTAR, INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  30,198,013
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        30,198,013
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          30,198,013
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          14.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 16
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            CAPSTAR BT PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  2,536,822
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,536,822
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,536,822
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 17
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            CAPSTAR BOSTON PARTNERS, L.L.C.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  135,136
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        135,136
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          135,136
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 18
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HM3/GP PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  2,671,958
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,671,958
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,671,958
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.3%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 19
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HICKS, MUSE GP PARTNERS III, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  2,671,958
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,671,958
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,671,958
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.3%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

---------------------                                     ---------------------
CUSIP No. 001693 10 0                  13D                        Page 20
---------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            HICKS, MUSE FUND III INCORPORATED
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
            N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                   [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
             NUMBER OF
              SHARES                    0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           8       SHARED VOTING POWER
               EACH
             REPORTING                  2,671,958
              PERSON            ------------------------------------------------
               WITH             9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,671,958
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,671,958
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.3%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (i) THE EXISTENCE OF ANY GROUP AND
     (ii) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

     This Amendment No. 5 to Schedule 13D amends and supplements the Statement on Schedule 13D initially filed with the Securities and Exchange Commission (the "SEC") on or about September 15, 1997 (the "Schedule 13D"), as amended by Amendment No. 1 filed on March 24, 1998, as further amended by Amendment No. 2 filed on September 16, 1998, as further amended by Amendment No. 3 filed on March 24, 1999, and as further amended by Amendment No. 4 filed on April 15, 1999, by Thomas O. Hicks, HM2/Chancellor, L.P., HM2/Chancellor GP, L.P., HM2/Chancellor Holdings, Inc., HM2/HMW, L.P., Hicks, Muse, Tate & Furst Equity Fund II, L.P., HM2/GP Partners, L.P., Hicks, Muse GP Partners, L.P., Hicks, Muse Fund II Incorporated, HM4 Chancellor, L.P., and Hicks, Muse Fund IV LLC, with respect to the Common Stock, $0.01 par value ("Common Stock"), of AMFM Inc. (formerly known as Chancellor Media Corporation) (the "Company"). Unless otherwise indicated, capitalized terms used herein shall have the respective meanings given such terms in the Schedule 13D.



ITEM 2.   IDENTITY AND BACKGROUND

     (a)  Name of Person(s) Filing this Statement (the "Filing Parties"):

          Mr. Thomas O. Hicks;
          HM2/Chancellor, L.P., a Texas limited partnership ("HM2/Chancellor"); HM2/Chancellor GP, L.P., a Texas limited partnership ("HM2/Chancellor GP");
          HM2/Chancellor Holdings, Inc., a Texas corporation ("HM2/Chancellor Holdings");
          HM2/HMW, L.P., a Texas limited partnership ("HM2/HMW");
          Hicks, Muse, Tate & Furst Equity Fund II, L.P., a Delaware limited partnership ("HM Fund II");
          HM2/GP Partners, L.P., a Texas limited partnership ("HM2/GP
          Partners");
          Hicks, Muse GP Partners, L.P., a Texas limited partnership ("Hicks Muse Partners");
          Hicks, Muse Fund II Incorporated, a Texas corporation ("Fund II Incorporated");
          HM4 Chancellor, L.P., a Texas limited partnership ("HM4");
          Hicks, Muse Fund IV LLC, a Texas limited liability company ("HM
          Fund IV");
          Capstar Broadcasting Partners, L.P., a Delaware limited partnership ("Capstar Partners");
          HM3/Capstar Partners, L.P., a Texas limited partnership ("HM3/Capstar Partners");
          HM3/Capstar, Inc., a Texas corporation ("HM3/Capstar");
          Capstar BT Partners, L.P., a Delaware limited partnership ("BT Partners");
          Capstar Boston Partners, L.L.C., a Delaware limited liability company ("Boston Partners");
          HM3/GP Partners, L.P., a Texas limited partnership ("HM3/Partners"); Hicks, Muse GP Partners III, L.P., a Texas limited partnership ("GP Partners III");
          and
          Hicks, Muse Fund III Incorporated, a Texas corporation ("Fund III Incorporated").

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     On July 13, 1999, CMC Merger Sub, Inc., a wholly-owned subsidiary of the Company, merged with and into Capstar Broadcasting Corporation, a Delaware corporation ("Capstar"), with Capstar surviving the merger as a wholly-owned subsidiary of the Company. Pursuant to the terms of the merger agreement related to such transaction, holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Capstar Common Stock") of Capstar outstanding immediately prior to the merger became entitled to receive
0.4955 of a share of Common Stock of the Company for each share of Capstar Common Stock held by such holders. The following Filing Parties received or may be deemed to have received shares of Common Stock of the Company in exchange for Capstar Common Stock as a result of the merger:

                                 Number of Shares Received               Number of Shares Received
Filing Party                (Sole Voting and Dispositive Power)    (Shared Voting and Dispositive Power)
------------                -----------------------------------    -------------------------------------
Thomas O. Hicks                          2,465,410                               32,878,221
Capstar Partners                            --                                   30,198,013
HM3/Capstar Partners                        --                                   30,198,013
HM3/Capstar                                 --                                   30,198,013
BT Partners                                 --                                    2,536,822
Boston Partners                             --                                      135,136
HM3/Partners                                --                                    2,671,958
GP Partners III                             --                                    2,671,958
Fund III Incorporated                       --                                    2,671,958

For a description of the nature of the sole and shared voting and dispositive power of the shares received in the merger and described above, see Item 5(b) of this Amendment No. 5 to Schedule 13D.

ITEM 4.   PURPOSE OF TRANSACTION

     The shares of Common Stock received by the Filing Parties described in Item 3 to this Amendment No. 5 to Schedule 13D were acquired as a result of the merger of the Company and Capstar and are being held by such Filing Parties for investment purposes. Thomas O. Hicks is the Chairman of the Board and Chief Executive Officer of the Company and, through the relationships described in
Item 5 hereof, may be deemed to beneficially own approximately 29.2% of the outstanding shares of Common Stock of the Company.

ITEM 5.   INTEREST IN SECURITIES OF ISSUER

          (a)

               (1) Following the transactions described in Item 3, Mr. Hicks may be deemed to beneficially own in the aggregate 61,001,000 shares of the Common Stock of the Company, representing approximately 29.2% of the outstanding shares of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 4,038,139 shares, and shared voting and dispositive power with respect to 56,962,861 shares as a result of the relationships described in paragraph (b)(1) below.

               (2) HM2/Chancellor may be deemed to beneficially own in the aggregate 13,127,402 shares of the Common Stock of the Company, representing approximately 6.3% of the outstanding shares of Common Stock. Of such shares, HM2/Chancellor has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 13,127,402 shares as a result of the relationships described in paragraph (b)(2) below.

               (3) HM2/Chancellor GP may be deemed to beneficially own in the aggregate 13,127,402 shares of the Common Stock of the Company, representing approximately 6.3% of the outstanding shares of Common Stock. Of such shares, HM2/Chancellor GP has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 13,127,402 shares as a result of the relationships described in paragraph (b)(3) below.

               (4) HM2/Chancellor Holdings may be deemed to beneficially own in the aggregate 13,127,402 shares of the Common Stock of the Company, representing approximately 6.3% of the outstanding shares of Common Stock. Of such shares, HM2/Chancellor Holdings has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 13,127,402 shares as a result of the relationships described in paragraph (b)(4) below.

               (5) HM2/HMW may be deemed to beneficially own in the aggregate 2,155,514 shares of the Common Stock of the Company, representing approximately 1.0% of the outstanding shares of Common Stock. Of such shares, HM2/HMW has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,155,514 shares as a result of the relationships described in paragraph (b)(5) below.

               (6)HM Fund II may be deemed to beneficially own in the aggregate 2,170,446 shares of the Common Stock of the Company, representing approximately 1.0% of the outstanding shares of Common Stock. Of such shares, HM Fund II has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,170,446 shares as a result of the relationships described in paragraph (b)(6) below.

               (7) [Intentionally omitted.]

               (8) HM2/GP Partners may be deemed to beneficially own in the aggregate 2,170,446 shares of the Common Stock of the Company, representing approximately 1.0% of the outstanding shares of Common Stock. Of such shares, HM2/GP Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,170,446 shares as a result of the relationships described in paragraph (b)(8) below.

               (9) Hicks Muse Partners may be deemed to beneficially own in the aggregate 2,170,446 shares of the Common Stock of the Company, representing approximately 1.0% of the outstanding shares of Common Stock. Of such shares, Hicks Muse Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,170,446 shares as a result of the relationships described in paragraph (b)(9) below.

               (10) Fund II Incorporated may be deemed to beneficially own in the aggregate 2,170,446 shares of the Common Stock of the Company, representing approximately 1.0% of the outstanding shares of Common Stock. Of such shares, Fund II Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,170,446 shares as a result of the relationships described in paragraph (b)(10) below.

               (11) HM4 may be deemed to beneficially own in the aggregate 8,713,000 shares of the Common Stock of the Company, representing approximately 4.2% of the outstanding shares of Common Stock. Of such shares, HM4 has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,713,000 shares as a result of the relationships described in paragraph (b)(11) below.

               (12) HM Fund IV may be deemed to beneficially own in the aggregate 8,713,000 shares of the Common Stock of the Company, representing approximately 4.2% of the outstanding shares of Common Stock. Of such shares, HM Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,713,000 shares as a result of the relationships described in paragraph (b)(12) below.

               (13) Capstar Partners may be deemed to beneficially own in the aggregate 30,198,013 shares of the Common Stock of the Company, representing approximately 14.4% of the outstanding shares of Common Stock. Of such shares, Capstar Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 30,198,013 shares as a result of the relationships described in paragraph (b)(13) below.

               (14) HM3/Capstar Partners may be deemed to beneficially own in the aggregate 30,198,013 shares of the Common Stock of the Company, representing approximately 14.4% of the outstanding shares of Common Stock. Of such shares, HM3/Capstar Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 30,198,013 shares as a result of the relationships described in paragraph (b)(14) below.

               (15) HM3/Capstar may be deemed to beneficially own in the aggregate 30,198,013 shares of the Common Stock of the Company, representing approximately 14.4% of the outstanding shares of Common Stock. Of such shares, HM3/Capstar has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 30,198,013 shares as a result of the relationships described in paragraph (b)(15) below.

               (16) BT Partners may be deemed to beneficially own in the aggregate 2,536,822 shares of the Common Stock of the Company, representing approximately 1.2% of the outstanding shares of Common Stock. Of such shares, BT Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,536,822 shares as a result of the relationships described in paragraph (b)(16) below.

               (17) Boston Partners may be deemed to beneficially own in the aggregate 135,136 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, Boston Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 135,136 shares as a result of the relationships described in paragraph (b)(17) below.

               (18) HM3/Partners may be deemed to beneficially own in the aggregate 2,671,958 shares of the Common Stock of the Company, representing approximately 1.3% of the outstanding shares of Common Stock. Of such shares, HM3/Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,671,958 shares as a result of the relationships described in paragraph (b)(18) below.

               (19) GP Partners III may be deemed to beneficially own in the aggregate 2,671,958 shares of the Common Stock of the Company, representing approximately 1.3% of the outstanding shares of Common Stock. Of such shares, GP Partners III has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,671,958 shares as a result of the relationships described in paragraph (b)(19) below.

               (20) Fund III Incorporated may be deemed to beneficially own in the aggregate 2,671,958 shares of the Common Stock of the Company, representing approximately 1.3% of the outstanding shares of Common Stock. Of such shares, Fund III Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,671,958 shares as a result of the relationships described in paragraph (b)(20) below.

          (b)

               (1) Of the 4,038,139 shares of Common Stock for which Mr. Hicks has sole voting and dispositive power, 3,606,608 shares are held of record by Mr. Hicks, 322,630 shares are held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children, and 108,901 shares are held of record by a private foundation controlled by Mr. Hicks. Of the 56,962,861 shares of Common Stock for which Mr. Hicks has shared voting and dispositive power, 23,293 shares are owned by Mr. Hicks of record as the co-trustee of a trust for the benefit of unrelated parties, 58,749 shares are owned of record by a limited partnership of which the general partner is a limited liability company of which Mr. Hicks is the sole member, and 56,880,819 of such shares are owned of record as follows: 13,127,402 shares of Common Stock are owned of record by HM2/Chancellor; 2,155,514 shares of Common Stock are owned of record by HM2/HMW; 14,932 shares of Common Stock are owned of record by HM Fund II; 8,713,000 shares of Common Stock are owned of record by a nominee on behalf of HM4; 30,198,013 shares are held of record by Capstar Partners; 2,536,822 shares of Common Stock are owned of record by BT Partners; and 135,136 shares of Common Stock are owned of record by Boston Partners.

               HM2/Chancellor GP is the general partner of HM2/Chancellor and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM2/Chancellor. HM2/Chancellor Holdings is the general partner of HM2/Chancellor GP and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM2/Chancellor GP. Mr. Hicks is the sole director and owns all of the outstanding shares of capital stock of HM2/Chancellor Holdings and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM2/Chancellor Holdings.

               HM Fund II is the general partner of HM2/HMW and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM2/HMW. HM2/GP Partners is the general partner of HM Fund II and, therefore, may be deemed to be the beneficial owner of the shares held of record and beneficially owned by HM Fund II. Hicks Muse Partners is the general partner of HM2/GP Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM2/GP Partners. Fund II Incorporated is the general partner of Hicks Muse Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by Hicks Muse Partners. Mr. Hicks is the controlling stockholder, Chairman of the Board, Chief Executive Officer and Partner of Fund II Incorporated and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by Fund II Incorporated.

               HM Fund IV is the general partner of HM4 and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM4. Mr. Hicks is the sole member of HM Fund IV and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by HM Fund IV.

               HM3/Capstar Partners is the general partner of Capstar Partners and, therefore, may be deemed to be the beneficial owner of the shares held of record by Capstar Partners. HM3/Capstar is the general partner of HM3/Capstar Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/Capstar Partners. Mr. Hicks is the sole shareholder, director, Chairman of the Board, Chief Executive Officer and Partner of HM3/Capstar and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by HM3/Capstar.

               HM3/Partners is the general partner of each of BT Partners and Boston Partners and, therefore, may be deemed to be the beneficial owner of the shares held of record by BT Partners and Boston Partners. GP Partners III is the general partner of HM3/Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/Partners. Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners III. Mr. Hicks is the sole shareholder, director, Chairman of the Board, Chief Executive Officer and Partner of Fund III Incorporated and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by Fund III Incorporated.

               (2) Of the 13,127,402 shares of Common Stock for which HM2/Chancellor has shared voting and dispositive power, 13,127,402 of such shares are held of record by HM2/Chancellor.

               (3) Of the 13,127,402 shares of Common Stock for which HM2/Chancellor GP has shared voting and dispositive power, none of such shares are held of record by HM2/Chancellor GP, and 13,127,402 of such shares are held of record by HM2/Chancellor. HM2/Chancellor GP is the general partner of HM2/Chancellor and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM2/Chancellor.

               (4) Of the 13,127,402 shares of Common Stock for which HM2/Chancellor Holdings has shared voting and dispositive power, none of such shares are held of record by HM2/Chancellor Holdings, and 13,127,402 of such shares may be beneficially owned by HM2/Chancellor GP. HM2/Chancellor Holdings is the general partner of HM2/Chancellor GP and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM2/Chancellor GP.

               (5) Of the 2,155,514 shares of Common Stock for which HM2/HMW has shared voting and dispositive power, 2,155,514 of such shares are held of record by HM2/HMW.

               (6) Of the 2,170,446 shares of Common Stock for which HM Fund II has shared voting and dispositive power, 14,932 of such shares are held of record by HM Fund II, and 2,155,514 of such shares are held of record by HM2/HMW. HM Fund II is the general partner of HM2/HMW and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM2/HMW.

               (7) [Intentionally omitted.]

               (8) Of the 2,170,446 shares of Common Stock for which HM2/GP Partners has shared voting and dispositive power, none of such shares are held of record by HM2/GP Partners, and 2,170,446 of such shares are held of record and beneficially by HM Fund II. HM2/GP Partners is the general partner of HM Fund II and, therefore, may be deemed to be the beneficial owner of the shares held of record and beneficially owned by HM Fund II.

               (9) Of the 2,170,446 shares of Common Stock for which Hicks Muse Partners has shared voting and dispositive power, none of such shares are held of record by Hicks Muse Partners, and 2,170,446 of such shares are beneficially owned by HM2/GP Partners. Hicks Muse Partners is the general partner of HM2/GP Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM2/GP Partners.

               (10) Of the 2,170,446 shares of Common Stock for which Fund II Incorporated has shared voting and dispositive power, none of such shares are held of record by Fund II Incorporated, and 2,170,446 of such shares may be beneficially owned by Hicks Muse Partners. Fund II Incorporated is the general partner of Hicks Muse Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by Hicks Muse Partners.

               (11) Of the 8,713,000 shares of Common Stock for which HM4 has shared voting and dispositive power, 8,713,000 of such shares are beneficially owned by HM4.

               (12) Of the 8,713,000 shares of Common Stock for which HM Fund IV has shared voting and dispositive power, none of such shares are held of record by HM Fund IV, and 8,713,000 of such shares are beneficially owned by HM4. HM Fund IV is the general partner of HM4 and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM4.

               (13) Of the 30,198,013 shares of Common Stock for which Capstar Partners has shared voting and dispositive power, 30,198,013 of such shares are held of record by Capstar Partners.

               (14) Of the 30,198,013 shares of Common Stock for which HM3/Capstar Partners has shared voting and dispositive power, none of such shares are held of record by HM3/Capstar Partners, and 30,198,013 of such shares are held of record by Capstar Partners. HM3/Capstar Partners is the general partner of Capstar Partners and, therefore, may be deemed to be the beneficial owner of the shares owned of record by Capstar Partners.

               (15) Of the 30,198,013 shares of Common Stock for which HM3/Capstar has shared voting and dispositive power, none of such shares are held of record by HM3/Capstar, and 30,198,013 of such shares are beneficially owned by HM3/Capstar Partners. HM3/Capstar is the general partner of HM3/Capstar Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/Capstar Partners.

               (16) Of the 2,536,822 shares of Common Stock for which BT Partners has shared voting and dispositive power, 2,536,822 of such shares are held of record by BT Partners.

               (17) Of the 135,136 shares of Common Stock for which Boston Partners has shared voting and dispositive power, 135,136 of such shares are held of record by Boston Partners.

               (18) Of the 2,671,958 shares of Common Stock for which HM3/Partners has shared voting and dispositive power, none of such shares are held of record by HM3/Partners, 2,536,822 of such shares are held of record by BT Partners, and 135,136 of such shares are beneficially owned by Boston Partners. HM3/Partners is the general partner of each of BT Partners and Boston Partners and, therefore, may be deemed to be the beneficial owner of the shares owned of record by BT Partners and Boston Partners.

               (19) Of the 2,671,958 shares of Common Stock for which GP Partners III has shared voting and dispositive power, none of such shares are held of record by GP Partners III, and 2,671,958 of such shares are beneficially owned by HM3/Partners. GP Partners III is the general partner of HM3/Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/Partners.

               (20) Of the 2,671,958 shares of Common Stock for which Fund III Incorporated has shared voting and dispositive power, none of such shares are held of record by Fund III Incorporated, and 2,671,958 of such shares are beneficially owned by GP Partners III. Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners III.

          Each of the Filing Parties expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock covered by this Amendment No. 5 to Schedule 13D not owned by him or it of record.

          (c) See Item 3.

          (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by HM2/Chancellor, HM2/HMW, HM Fund II, Capstar Partners, BT Partners and Boston Partners and beneficially owned by HM4 described in paragraphs (a) and (b) above is governed by the limited partnership and limited liability agreements, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS

           99.1 Joint Filing Agreement dated September 14, 1999 among Thomas O. Hicks, HM2/Chancellor, L.P., HM2/Chancellor GP, L.P., HM2/Chancellor Holdings, Inc., HM2/HMW, L.P., Hicks, Muse, Tate & Furst Equity Fund II, L.P., HM2/GP Partners, L.P., Hicks, Muse GP Partners, L.P., Hicks, Muse Fund II Incorporated, HM4 Chancellor, L.P., Hicks, Muse Fund IV LLC, Capstar Broadcasting Partners, L.P., HM3/Capstar Partners, L.P., HM3/Capstar, Inc., Capstar BT Partners, L.P., Capstar Boston Partners, L.L.C., HM3/GP Partners, L.P., Hicks, Muse GP Partners III, L.P., and Hicks, Muse Fund III Incorporated.*

           ---------------

           *Filed herewith.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   September 14, 1999              By:                    *
-------------------------             ------------------------------------------
         Date                         Name: Thomas O. Hicks


                                   *By: /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Attorney-in-Fact

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    September 14, 1999              HICKS, MUSE FUND II INCORPORATED
-------------------------
          Date

                                    By: /s/ David W. Knickel
                                        ----------------------------------------
                                        Name:  David W. Knickel
                                        Title: Vice President, Treasurer and
                                               Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      September 14, 1999                HICKS, MUSE GP PARTNERS, L.P.
-----------------------------
             Date
                                        By:  HICKS, MUSE FUND II
                                             INCORPORATED, its general partner


                                             By: /s/ David W. Knickel
                                                 -------------------------------
                                                 Name:  David W. Knickel
                                                 Title: Vice President,
                                                        Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    September 14, 1999                HM2/GP PARTNERS, L.P.
-------------------------
          Date
                                      By: HICKS, MUSE GP PARTNERS, L.P., its
                                          general partner

                                          By: HICKS, MUSE FUND II INCORPORATED,
                                              its general partner


                                          By: /s/ David W. Knickel
                                              ----------------------------------
                                              Name: David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      September 14, 1999             HICKS, MUSE, TATE & FURST EQUITY
----------------------------         FUND II, L.P.
            Date

                                     By: HM2/GP PARTNERS, L.P., its general
                                         partner

                                     By: HICKS, MUSE GP PARTNERS, L.P., its
                                         general partner

                                     By: HICKS, MUSE FUND II INCORPORATED, its
                                         general partner


                                         By: /s/ David W. Knickel
                                             -----------------------------------
                                             Name:  David W. Knickel
                                             Title: Vice President, Treasurer
                                             and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     September 14, 1999             HM2/HMW, L.P.
----------------------------
           Date
                                    By: HICKS, MUSE, TATE & FURST EQUITY FUND
                                        II, L.P., its general partner

                                    By: HM2/GP PARTNERS, L.P., its general
                                        partner

                                    By: HICKS, MUSE GP PARTNERS, L.P., its
                                        general partner

                                    By: HICKS, MUSE FUND II INCORPORATED, its
                                        general partner



                                        By: /s/ David W. Knickel
                                           ------------------------------------
                                           Name:  David W. Knickel
                                           Title: Vice President, Treasurer and
                                                  Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    September 14, 1999                  HM2/CHANCELLOR, L.P.
---------------------------
         Date
                                        By: HM2/CHANCELLOR GP, L.P., its general
                                            partner

                                        By: HM2/CHANCELLOR HOLDINGS, INC., its
                                            general partner


                                            By: /s/ David W. Knickel
                                                --------------------------------
                                                Name:  David W. Knickel
                                                Title: Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    September 14, 1999                  HM2/CHANCELLOR GP, L.P.
---------------------------
          Date
                                        By: HM2/CHANCELLOR HOLDINGS, INC., its
                                            general partner


                                            By: /s/ David W. Knickel
                                                --------------------------------
                                                Name:  David W. Knickel
                                                Title: Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     September 14, 1999                  HM2/CHANCELLOR HOLDINGS, INC.
---------------------------
           Date


                                         By: /s/ David W. Knickel
                                             -----------------------------------
                                             Name:  David W. Knickel
                                             Title: Vice President, Treasurer
                                                    and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    September 14, 1999                 HM4 CHANCELLOR, L.P.
--------------------------
         Date

                                       By: HICKS, MUSE FUND IV LLC, its general
                                           partner



                                           By: /s/ David W. Knickel
                                               ---------------------------------
                                               Name:  David W. Knickel
                                               Title: Vice President, Treasurer
                                                      and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   September 14, 1999                      HICKS, MUSE FUND IV LLC
-------------------------
         Date


                                           By: /s/ David W. Knickel
                                               --------------------------------
                                               Name:  David W. Knickel
                                               Title: Vice President, Treasurer
                                                      and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      September 14, 1999                  CAPSTAR BROADCASTING PARTNERS, L.P.
--------------------------------
           Date
                                          By: HM3/CAPSTAR PARTNERS, L.P., its
                                              general partner

                                          By: HM3/CAPSTAR, INC., its general
                                              partner


                                              By: /s/ David W. Knickel
                                                  -----------------------------
                                                  Name:  David W. Knickel
                                                  Title: Vice President,
                                                         Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        September 14, 1999              HM3/CAPSTAR PARTNERS, L.P.
--------------------------------
              Date
                                        By: HM3/CAPSTAR, INC., its general
                                            partner


                                            By: /s/ David W. Knickel
                                                --------------------------------
                                                Name:  David W. Knickel
                                                Title: Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   September 14, 1999                    HM3/CAPSTAR, INC.
-------------------------
        Date

                                         By: /s/ David W. Knickel
                                             -----------------------------------
                                             Name:  David W. Knickel
                                             Title: Vice President, Treasurer
                                                    and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      September 14, 1999                CAPSTAR BT PARTNERS, L.P.
-------------------------------
            Date
                                        By: HM3/GP PARTNERS, L.P., its general
                                            partner

                                        By: HICKS, MUSE GP PARTNERS III, L.P.,
                                            its general partner

                                        By: HICKS, MUSE FUND III INCORPORATED,
                                            its general partner


                                            By: /s/ David W. Knickel
                                                --------------------------------
                                                Name:  David W. Knickel
                                                Title: Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     September 14, 1999                   CAPSTAR BOSTON PARTNERS, L.L.C.
------------------------------
           Date
                                          By:  HM3/GP PARTNERS, L.P., its
                                               managing member

                                          By:  HICKS, MUSE GP PARTNERS III,
                                               L.P., its general partner

                                          By:  HICKS, MUSE FUND III
                                               INCORPORATED, its general partner


                                               By: /s/ David W. Knickel
                                                   -----------------------------
                                                   Name:  David W. Knickel
                                                   Title: Vice President,
                                                          Treasurer and
                                                          Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    September 14, 1999                HM3/GP PARTNERS, L.P.
--------------------------
           Date
                                      By: HICKS, MUSE GP PARTNERS III, L.P., its
                                          general partner

                                      By: HICKS, MUSE FUND III INCORPORATED, its
                                          general partner


                                          By: /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    September 14, 1999                  HICKS, MUSE GP PARTNERS III, L.P.
--------------------------
           Date
                                        By: HICKS, MUSE FUND III INCORPORATED,
                                            its general partner


                                            By: /s/ David W. Knickel
                                                --------------------------------
                                                Name:  David W. Knickel
                                                Title: Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    September 14, 1999                      HICKS, MUSE FUND III INCORPORATED
-----------------------------
           Date


                                            By: /s/ David W. Knickel
                                                --------------------------------
                                                Name:  David W. Knickel
                                                Title: Vice President, Treasurer
                                                       and Secretary

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------
99.1           Joint Filing Agreement dated September 14, 1999 among Thomas O.
               Hicks, HM2/Chancellor, L.P., HM2/Chancellor GP, L.P.,
               HM2/Chancellor Holdings, Inc., HM2/HMW, L.P., Hicks, Muse, Tate &
               Furst Equity Fund II, L.P., HM2/GP Partners, L.P., Hicks, Muse GP
               Partners, L.P., Hicks, Muse Fund II Incorporated, HM4 Chancellor,
               L.P., Hicks, Muse Fund IV LLC, Capstar Broadcasting Partners,
               L.P., HM3/Capstar Partners, L.P., HM3/Capstar, Inc., Capstar BT
               Partners, L.P., Capstar Boston Partners, L.L.C., HM3/GP Partners,
               L.P., Hicks, Muse GP Partners III, L.P., and Hicks, Muse Fund III
               Incorporated.*

-------------

*Filed herewith.